                                                                    EXHIBIT 12.2



II.  INCLUDING INTEREST ON DEPOSITS



                     FOR THE NINE MONTHS
                     ENDED SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                    ----------------------    -------------------------------------------------------------
                      1997         1996         1996         1995         1994         1993         1992
                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                    (DOLLARS IN THOUSANDS)
Net income
  (loss)..........  $  85,279    $  58,353    $  62,442    $  67,342    $  43,039    $  12,896    $  14,498
Extraordinary
  items, net of
  taxes...........     --           --           --           --           --           --           --
Cumulative effect
  of changes in
  accounting
  principles, net
  of tax..........     --           --           --           --           --           (3,029)      --
Income tax expense
  (benefit).......     54,670       39,617       49,830       49,850       26,502       13,015       14,378
                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Pretax
       earnings...    139,949       97,970      112,272      117,192       69,541       22,882       28,876
                    =========    =========    =========    =========    =========    =========    =========

Fix Charges:
Portion of rental
  expense (net of
  sublease rental
  income) which
  approximates the
  interest
  factor..........        986          868        1,166          833          799          709          721
Interest on
  borrowed
  funds...........     52,771       28,597       37,923       23,923       19,937       11,925       10,032
Interest on
  deposits........     99,206      102,080      136,438      116,476       92,639      105,228      165,905
                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Total fixed
       charges....    152,963      131,545      175,527      141,232      113,375      117,862      176,658
                    =========    =========    =========    =========    =========    =========    =========
Earnings (for
  ratio
  calculation)....  $ 292,912    $ 229,515    $ 287,799    $ 258,424    $ 182,916    $ 140,744    $ 205,534
                    =========    =========    =========    =========    =========    =========    =========
Ration of earnings
  to fixed
  charges.........       1.91         1.74         1.64         1.83         1.61         1.19         1.16
                    =========    =========    =========    =========    =========    =========    =========
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